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                                                                     EXHIBIT 5.1

[ROSENMAN & COLIN LLP LETTERHEAD]

April 27, 2001

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:   Rainbow Technologies, Inc.

Gentlemen:

We have acted as counsel for Rainbow Technologies, Inc., a Delaware corporation (the "Company") in connection with the Company's Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to the registration of 2,500,000 shares (the "Shares") of the Company's common stock, par value $0.001 per share, for issuance under the Company's 2001 Nonstatutory Stock Option Plan (the "Plan").

We have made such examination as we have deemed necessary for the purpose of this opinion. This opinion letter is limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction. Based upon such examination, it is our opinion that the Shares have been duly authorized and, upon issuance in accordance with the terms of stock option agreements or certificates issued under the Plan and otherwise in accordance with the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

ROSENMAN & COLIN LLP

By: /s/ ROBERT KOHL
   --------------------------
        Robert Kohl
        A Partner